EXHIBIT 99.1

FNB United Corp. Announces First Quarter Results

ASHEBORO, N.C., April 29, 2010 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), the holding company for CommunityOne Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported that following a $9.5 million provision to the allowance for loan losses, the Company had a net loss of $5.1 million, or $0.45 per diluted share, for the first quarter of 2010, compared to a net loss of $6.2 million, or $0.54 per diluted share, for the first quarter of 2009. The provision for loan losses increased the total allowance for loan losses to total loans ratio to 3.61% from 3.17% at December 31, 2009.

"Although the regional real estate economy continues to show weakness as we enter 2010, we are beginning to see signs of stabilization," said R. Larry Campbell, Interim President and CEO.    We continue to be encouraged by our financial performance on a pre-tax and pre-provision basis which we believe will sustain us during these difficult times. We continue to meet our current regulatory ratios to be well capitalized at March 31, 2010 with our Tier I leverage ratio at 5.5% and our total risk-based capital ratio at 10.4%."

Credit Quality

FNB United recorded a $9.5 million provision to its allowance for loan losses in the first quarter, compared to a $24.7 million provision in the previous quarter and $14.1 million in the first quarter a year ago. The provision in the first quarter was a result of continued deterioration of asset quality in the first quarter of 2010. The allowance for loan losses was $55.9 million, or 3.61% of loans held for investment, at March 31, 2010, compared to $49.5 million, or 3.17%, at December 31, 2009, and $38.6 million, or 2.43%, at March 31, 2009.

"As we continue to build our allowance for loan losses, the Company experienced $3.1 million in net charge-offs, or 0.20% of average loans, in the first quarter of 2010," said Campbell. The majority of the $3.1 million in charge-offs during the first quarter were comprised of construction loans. Net charge-offs were $17.5 million, or 1.12% of average loans, in the previous quarter and $10.2 million, or 0.64% of average loans, in the first quarter a year ago.

Nonperforming assets totaled $242.1 million, or 11.91% of total assets, at March 31, 2010, compared to $209.8 million, or 9.99% of total assets, three months earlier and $128.0 million, or 5.9%, of total assets at March 31, 2009. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing, and other real estate owned. FNB United's real estate owned and repossessed loan collateral was $41.4 million at quarter-end, compared to $35.2 million in the previous quarter, and $9.2 million at March 31, 2009. Loans delinquent 30 to 89 days were $30.7 million as of March 31, 2010.

In 2009, the Company initiated stimulus loan programs for mortgage and consumer loans to reduce the level of non-performing assets. The stimulus programs target not only existing nonperforming loan relationships and other real estate owned, but also a variety of customer properties financed by CommunityONE Bank. As of April 26, 2010, we closed $33.3 million in loans under our stimulus loan program. The program specifics are located on the Bank's website at www.myyesbank.com and include a detailed listing of properties that qualify under the program.

In the first quarter 2010, CommunityONE subsidiary Dover Mortgage Company originated $92 million in loans throughout its network, including 85.0% in FHA, VA, USDA or other government loans. CommunityONE originated an additional $39 million in 1-4 family loans. The Bank's portfolio of 1-4 family mortgages continues to perform well. Of the approximately 5,000 loans serviced for the Bank's portfolio or for Fannie Mae, only 15 homes are currently in process of foreclosure. "We've been working hard to keep families in their homes, and I credit the successful efforts by our staff in assisting these homeowners," said Campbell.

Balance Sheet

The Company has initiated a balance sheet strategy to selectively decrease 100% risk-based assets to improve regulatory capital ratios. Assets decreased 5.7% to $2.03 billion at March 31, 2010, compared to $2.15 billion a year earlier. Loans held for investment were $1.55 billion at quarter-end, compared to $1.58 billion a year earlier. Consumer loans increased $35 million, commercial loans decreased $99 million and residential loans were up $28 million at March 31, 2010, compared to a year ago. The loan portfolio remains well diversified with a wide variety of borrowers and collateral.

Total deposits increased 4.8% to $1.68 billion at March 31, 2010, compared to $1.61 billion twelve months earlier. Certificates of deposit decreased 1.0% to $914 million, from $924 million a year ago while other deposits increased 12.7% to $769 million at March 31, 2010, compared to $683 million a year earlier. Brokered certificates of deposits were $86.3 million at March 31, 2010, which was 5.1% of total deposits, compared to $140.6 million at March 31, 2009, or 8.7% of total deposits.

Shareholders' equity was $94.1 million at March 31, 2010, compared to $192.8 million a year earlier.  The Company incurred a write down of goodwill of $52.4 million in 2009 and the establishment of a deferred tax valuation reserve of $23.0 million since the first quarter 2009.

Capital Measures

FNB United remains well-capitalized for regulatory purposes with a Tier 1 capital ratio of 5.5% and a total risk-based capital ratio of 10.4% as of March 31, 2010. Book value per share was $3.66 at quarter-end compared to $12.35 a year earlier, and tangible book value per share was $3.24 at quarter-end, compared to $7.28 a year earlier.

In October 2009, FNB United announced it would temporarily discontinue its regular quarterly cash dividend on common stock to conserve capital. In February 2009, FNB United received $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program. FNB United issued 51,500 shares of senior preferred stock and a related warrant for 2,207,143 shares of FNB United common stock to the U.S. Treasury. To date, FNB United has paid $2.6 million in dividends on the senior preferred stock to the U.S. Treasury.

Net Interest Margin

FNB United's net interest margin was 3.35% for the first quarter of 2010 compared to 3.29% for the immediate prior quarter and 3.03% for the first quarter a year ago. "We are experiencing improvement in both our yield on earning assets and our cost of interest bearing liabilities. Yield on earning assets increased to 5.04% in the first quarter versus 5.37% in the first quarter 2009, while the cost of our interest bearing liabilities decreased at a faster pace, falling to 1.81% in the first quarter 2010 versus 2.56% in the first quarter 2009," said Campbell.

Income Statement

First quarter net interest income before the provision for loan losses increased 11.1% to $15.7 million, compared to $14.1 million in the first quarter a year ago. Net interest income before the provision for loan losses was $16.3 million the immediate prior quarter.  Total noninterest income was $4.9 million for the quarter, compared to $5.7 million in the preceding quarter and $5.6 million in the fourth quarter a year ago. The decline in noninterest income for the first quarter of 2010 versus the fourth quarter of 2009 was primarily due to lower overdraft fees and lower net security gains in the first quarter 2010. The decline in noninterest income for the first quarter of 2010 versus the first quarter 2009 was primarily due to a decrease in mortgage loan income compared to the first quarter a year ago.

"We had another good quarter of managing controllable operating expenses," said Campbell. "We have made progress in improving our core operating efficiency, primarily through lower personnel costs of $702,000 and lower net occupancy expenses of $221,000. An offset to this improvement was additional FDIC insurance charges of $417,000. First quarter noninterest expense was $14.8 million, compared to $16.4 million in the fourth quarter of 2009 and $15.6 million in the first quarter a year ago."

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityOne Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityOne Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," or "will." These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions.  Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS (Unaudited)
(In thousands except share and per share data)	Quarter Ended			Percent Change From
	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
Interest Income
Interest and fees on loans	$ 19,405	$ 20,157	$ 21,599	-3.7%	-10.2%
Interest and dividends on investments securities:
Taxable income	3,825	4,392	3,067	-12.9%	24.7%
Non-taxable income	435	500	600	-13.0%	-27.5%
Other interest income	86	117	80	-26.5%	7.5%
Total interest income	23,751	25,166	25,346	-5.6%	-6.3%
Interest Expense
Deposits	6,402	7,042	8,874	-9.09%	-27.86%
Borrowed funds	1,648	1,831	2,340	-9.99%	-29.57%
Total interest expense	8,050	8,873	11,214	-9.28%	-28.21%
Net Interest Income before Provision for Loan Losses	15,701	16,293	14,132	-3.63%	11.10%
Provision for loan losses	9,490	24,682	14,059	-61.55%	-32.50%
Net Interest (Loss)/Income After Provision for Loan Losses	6,211	(8,389)	73	-174.04%	NM
Noninterest Income
Service charges on deposit accounts	1,938	2,316	2,133	-16.32%	-9.14%
Mortgage loan income	1,184	1,185	1,926	-0.08%	-38.53%
Cardholder and merchant services income	680	660	562	3.03%	21.00%
Trust and investment services	479	500	341	-4.20%	40.47%
Bank-owned life insurance	241	236	228	2.12%	5.70%
Other service charges, commissions and fees	360	265	287	35.85%	25.44%
Security gains	13	438	(6)	-97.03%	-316.67%
Other income	30	125	173	-76.00%	-82.66%
Total noninterest income	4,925	5,725	5,644	-13.97%	-12.74%
Noninterest Expense
Personnel expense	7,762	7,783	8,464	-0.27%	-8.29%
Net occupancy expense	1,301	1,349	1,522	-3.56%	-14.52%
Furniture, equipment and data processing expense	1,769	1,796	1,761	-1.50%	0.45%
Professional fees	561	350	760	60.29%	-26.18%
Stationery, printing and supplies	118	166	182	-28.92%	-35.16%
Advertising and marketing	483	519	587	-6.94%	-17.72%
Other real estate owned	471	1,440	74	-67.29%	536.49%
Credit/debit card expense	462	416	328	11.06%	40.85%
FDIC assessment	721	730	304	-1.23%	137.17%
Other expense	1,180	1,819	1,626	-35.13%	-27.43%
Total noninterest expense	14,828	16,368	15,608	-9.41%	-5.00%
Loss Before Income Taxes	(3,692)	(19,032)	(9,891)	-80.60%	-62.67%
Income taxes (benefit)/expense	586	9,000	(4,124)	-93.49%	-114.21%
Net Loss	(4,278)	(28,032)	(5,767)	-84.74%	-25.82%
Preferred stock dividends	(819)	(818)	(431)	0.12%	90.02%
Net Loss to Common Shareholders'	$ (5,097)	$ (28,850)	$ (6,198)	-82.33%	-17.76%

Loss per common share:
Basic	$ (0.45)	$ (2.53)	$ (0.54)	-82.33%	-17.87%
Diluted	$ (0.45)	$ (2.53)	$ (0.54)	-82.33%	-17.87%
Cash dividends declared per common share	$ --	$ --	$ 0.025	NM	-100.00%
Weighted average shares outstanding:
Basic	11,424,159	11,423,058	11,410,063
Diluted	11,424,159	11,423,058	11,410,063

FINANCIAL CONDITION (Unaudited)
(In thousands except share and per share data)	As of			Percent Change From
	March 31, 2010	December 31, 2009	March 31, 2009	December 31, 2009	March 31, 2009
ASSETS
Cash and due from banks	$ 49,346	$ 27,600	$ 28,608	78.8%	72.5%
Interest-bearing bank balances	351	98	5,390	258.2%	-93.5%
Federal funds sold	--	--	235	NM	-100.0%
Securities available-for-sale	183,192	237,630	263,108	-22.9%	-30.4%
Securities held-to-maturity	84,853	88,559	64,989	-4.2%	30.6%
Loans held for sale	42,956	58,219	48,475	-26.2%	-11.4%
Loans held for investment	1,548,405	1,563,021	1,583,857	-0.9%	-2.2%
Less: Allowance for loan losses	(55,895)	(49,461)	(38,573)	13.0%	44.9%
Net loans held for investment	1,492,510	1,513,560	1,545,284	-1.4%	-3.4%
Premises and equipment, net	47,490	48,115	50,112	-1.3%	-5.2%
Other real estate owned	41,359	35,170	4,119	17.6%	904.1%
Goodwill	--	--	52,395	NM	-100.0%
Core deposit premiums	4,769	4,968	5,564	-4.0%	-14.3%
Bank-owned life insurance	31,146	30,883	29,117	0.9%	7.0%
Other assets	54,573	56,494	56,630	-3.4%	-3.6%
Total Assets	$ 2,032,545	$ 2,101,296	$ 2,154,026	-3.3%	-5.6%
LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$ 156,780	$ 152,522	$ 143,145	2.8%	9.5%
Interest-bearing deposits:
Demand, savings, and money market deposits	612,219	594,377	539,171	3.0%	13.5%
Time deposits of $100,000 or more	422,023	425,858	399,774	-0.9%	5.6%
Other time deposits	492,259	549,371	524,605	-10.4%	-6.2%
Total deposits	1,683,281	1,722,128	1,606,695	-2.3%	4.8%

Retail repurchase agreements	13,907	13,592	22,572	2.3%	-38.4%
Federal Home Loan Bank advances	151,786	166,165	172,928	-8.7%	-12.2%
Federal funds purchased	--	10,000	75,000	-100.0%	-100.0%
Subordinated debt	15,000	15,000	15,000	0.0%	0.0%
Junior subordinated debentures	56,702	56,702	56,702	0.0%	0.0%
Other liabilities	17,770	19,350	12,359	-8.2%	43.8%
Total liabilities	1,938,446	2,002,937	1,961,256	-3.2%	-1.2%
SHAREHOLDERS' EQUITY
Series A preferred stock	48,380	48,205	47,697	0.4%	1.4%
Common stock warrants	3,891	3,891	3,891	0.0%	0.0%
Common stock	28,566	28,566	28,570	0.0%	0.0%
Surplus	115,059	115,039	114,909	0.0%	0.1%
Retained earnings/(accumulated deficit)	(101,331)	(96,234)	2,420	5.3%	NM
Accumulated other comprehensive loss	(466)	(1,108)	(4,717)	-57.9%	-90.1%
Total shareholders' equity	94,099	98,359	192,770	-4.3%	-51.2%
Total Liabilities and Shareholders' Equity	$ 2,032,545	$ 2,101,296	$ 2,154,026	-3.3%	-5.6%
Shares outstanding at end of period	11,426,413	11,426,413	11,428,003	0.0%	0.0%
Book value per share (1)	$ 3.66	$ 4.05	$ 12.35	-9.6%	-70.4%
Tangible book value per share (1)(2)	$ 3.24	$ 3.61	$ 7.28	-10.3%	-55.5%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and does not include preferred stock or stock warrants.
(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	March 31, 2010	December 31, 2009	March 31, 2009
Average loans	$ 1,596,853	$ 1,625,333	$ 1,637,920
Average securities	309,766	348,158	281,980
Average other interest-earning assets	26,096	27,180	23,307
Average noninterest-earning assets	142,958	136,870	166,931
Total average assets	$ 2,075,673	$ 2,137,541	$ 2,110,138

Average interest-bearing deposits	$ 1,554,539	$ 1,574,068	$ 1,404,718
Average noninterest bearing deposits	155,337	152,977	145,657
Average borrowings	250,274	275,625	370,228
Average noninterest-earning liabilities	16,792	7,556	14,275
Total average liabilities	1,976,942	2,010,226	1,934,878
Total average shareholders' equity	98,731	127,315	175,260
Total average liabilities and shareholders' equity	$ 2,075,673	$ 2,137,541	$ 2,110,138

Interest rate yield on loans	4.93%	4.93%	5.36%
Interest rate yield on securities	5.88%	5.88%	5.74%
Interest rate yield on interest-earning assets	5.04%	5.05%	5.37%

Interest rate expense on deposits	1.67%	1.77%	2.56%
Interest rate expense on borrowings	2.67%	2.64%	2.56%
Interest rate expense on interest-bearing liabilities	1.81%	1.90%	2.56%
Interest rate spread	3.23%	3.15%	2.80%
Net interest margin	3.35%	3.29%	3.03%

Other operating income / Average assets	0.96%	1.06%	1.08%
Other operating expense / Average assets	2.90%	3.04%	3.00%
Efficiency ratio (other operating expense / revenue before provision)	71.89%	74.34%	78.92%
Return on average assets	(0.84%)	(5.20%)	(1.11%)
Return on average equity	(17.57%)	(87.35%)	(13.34%)
Average equity / Average assets	4.76%	5.96%	8.31%

Tier 1 leverage	5.5% *	5.7%	9.0%
Tier 1 risk-based capital	6.8% *	6.9%	10.2%
Total risk-based capital	10.4% *	10.3%	12.5%

* Estimate
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended
NONPERFORMING ASSETS	March 31, 2010	December 31, 2009	March 31, 2009
Loans on nonaccrual status	$ 196,405	$ 167,507	$ 113,178
Loans more than 90 days delinquent, still on accrual	4,236	7,085	5,634
Total nonperforming loans	200,641	174,592	118,812
Real estate owned (OREO)/Repossessed assets	41,438	35,238	9,155
Total nonperforming assets	$ 242,079	$ 209,830	$ 127,967
Total nonperforming assets/Total assets	11.91%	9.99%	5.94%

CHANGE IN THE
ALLOWANCE FOR LOAN LOSSES	March 31, 2010	December 31, 2009	March 31, 2009
Balance, beginning of period	$ 49,461	$ 42,349	$ 34,720
Provision	9,490	24,657	14,059
Recoveries of loans previously charged off	451	414	606
Loans charged-off	(3,507)	(17,959)	(10,812)
Net (charge-offs)/recoveries	(3,056)	(17,545)	(10,206)
Balance, end of period	$ 55,895	$ 49,461	$ 38,573
Net chargeoffs/Average loans outstanding (annualized)	0.80%	2.97%	2.58%
Allowance for loan losses/Loans held for investment	3.61%	3.16%	2.44%

DEPOSITS	March 31, 2010	December 31, 2009	March 31, 2009
Noninterest-bearing	$ 156,780	$ 152,522	$ 143,145
Interest-bearing transaction deposits:
Checking	232,835	226,696	195,428
Money Market	335,602	326,958	303,753
Savings	43,782	40,723	39,990
Total interest-bearing transaction deposits	612,219	594,377	539,171
Interest-bearing time deposits	914,282	975,229	924,379
Total deposits	$ 1,683,281	$ 1,722,128	$ 1,606,695
CONTACT:  FNB United Corp.
          Mark Severson, CFO
          336.626.8351